UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 4, 2006

Commission File Number: 0-26594

PLM Equipment Growth & Income Fund VII Liquidating Trust
(Exact name of registrant as specified in its charter)

California	94-3168838
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY 10174
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 1.01 Entry into a Material Definitive Agreement

On December 4, 2006, PLM Equipment Growth & Income Fund VII Liquidating Trust (the “Liquidating Trust”) entered into an agreement to sell its 50% beneficial interest in two McDonnell Douglas DC-9-82 aircraft for $0.9 million for each beneficial interest to Apollo Aviation, L.L.C. (“Apollo”). The closing of the transaction contemplated by the aircraft and equipment purchase for the 50% beneficial interest in one of the McDonnell Douglas DC-9-82 aircraft closed on December 5, 2006 (see Item 2.01 below). The closing of the sale of the 50% beneficial interest in the other McDonnell Douglas DC-9-82 aircraft is expected to occur within fifteen (15) days; provided, however, the closing is subject to numerous conditions, and there can be no assurance that closing will occur in that time frame, if at all.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 5, 2006 the Liquidating Trust completed the sale of its 50% beneficial interest in one of the McDonnell Douglas DC-9-82 (the “Aircraft”) discussed in Item 1.01 above for $0.9 million to Apollo.

As part of the same agreement with Apollo, the Trustee of the Liquidating Trust on behalf of two other liquidating trusts sold their beneficial interests in McDonnell Douglas DC-9-82 aircraft and a portfolio of aircraft spare parts to Apollo. Other than in respect of this aircraft and equipment sale agreement, there are no material relationships between Apollo and the Liquidating Trust or any of its affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer.

Item 8.01 Other Events.

On December 5, 2006, immediately prior to the completion of the sale of the Aircraft, the lessee of the Aircraft terminated the lease for the aircraft prior to its scheduled expiration in November 2008. The lessee of the Aircraft paid the Liquidating Trust a total of $1.0 million to terminate its 50% beneficial interest in the lease prior to its scheduled expiration in 2008.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Aircraft and Equipment Sale Agreement dated as of December 4, 2006 between PLM Financial Services, Inc., not in its individual capacity but solely as owner trustee, and Apollo Aviation Capital, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLM Equipment Growth & Income Fund VII Liquidating Trust

By: PLM Financial Services, Inc.,
its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: December 6, 2006

Exhibit Index

Exhibit 10.1 Aircraft and Equipment Sale Agreement dated as of December 4, 2006 between PLM Financial Services, Inc., not in its individual capacity but solely as owner trustee, and Apollo Aviation Capital, L.L.C. (filed herewith).